Exhibit 99.4

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4, to which this consent is an exhibit, filed by First Horizon National Corporation (the “Company”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Company upon consummation of the Mergers (as such term is defined in the Agreement and Plan of Merger, dated as of May 3, 2017, among the Company, Capital Bank Financial Corp. and Firestone Sub, Inc.), and to the filing of this consent as an exhibit to the Registration Statement.

Date: June 29, 2017

By:	/s/ R. Eugene Taylor
R. Eugene Taylor